Exhibit 99.1

P R E S S R E L E A S E

For Immediate Release

BERRY AND GLATFELTER ANNOUNCE MAGNERA BOARD OF DIRECTOR APPOINTMENTS IN CONNECTION WITH PROPOSED MERGER OF BERRY’S HEALTH, HYGIENE AND SPECIALTIES GLOBAL NONWOVENS AND FILMS BUSINESS WITH GLATFELTER

CHARLOTTE, North Carolina – August 16, 2024: Glatfelter Corporation (NYSE: GLT), and Berry Global Group, Inc (NYSE: BERY) today announce additional director designees for the board of directors for the combined company. The new directors will be appointed and will begin serving as directors effective upon the closing of the proposed merger of Berry’s Health, Hygiene and Specialties Global Nonwovens and Films (“HHNF”) business with Glatfelter. As previously disclosed, upon closing of the transaction, the combined company will be renamed Magnera Corporation (“Magnera”).

The Magnera board of directors (“Magnera Board”) will consist of nine directors, with five directors designated by Berry, three directors designated by Glatfelter, and the Chief Executive Officer. As previously announced, at closing, Kevin M. Fogarty, current Non-Executive Chair of Glatfelter, will continue in the same role on the Magnera Board and Curtis (Curt) L. Begle, current President of Berry’s Health, Hygiene and Specialties Division, will serve as Magnera’s Chief Executive Officer and as a Director of Magnera. Glatfelter and Berry today announce the following additional director designees, to also be appointed as of closing:

•	Bruce Brown, former Chief Technology Officer for Procter & Gamble and current Director of Glatfelter
•	Michael (Mike) S. Curless, former Chief Investment Officer and Chief Customer Officer for Prologis
•	Thomas M. Fahnemann, current Director and President and Chief Executive Officer of Glatfelter
•	Samantha (Sam) J. Marnick, former Chief Operating Officer, President Commercial for Spirit AeroSystems
•	Carl J. (Rick) Rickertsen, Managing Partner of Pine Creek Partners and current Director of Berry
•	Thomas (Tom) E. Salmon, former Chief Executive Officer and Chairman of Berry

Continuing Glatfelter board members were designated by Glatfelter and the others were designated by Berry. Under the transaction agreement, there remains one additional director position for the Magnera Board to be designated by Berry, which designation will take place at a later time.

As a result of these designations, four of Glatfelter’s current directors, Kathleen A. Dahlberg, Marie T. Gallagher, Darrel Hackett and J. Robert Hall will retire from the Glatfelter board upon closing of the transaction.

“This announcement is a significant step forward in our process to complete the merger of Glatfelter and Berry’s HHNF business and operate as one under the new Magnera name.  I am very pleased with the level of expertise, diverse perspectives, and passion this collective group of professionals brings to the Magnera Board.  Their leadership and thoughtful contributions will provide tremendous value to our shareholders, customers and employees,” said Curt Begle, President of Berry’s Health, Hygiene and Specialties division and incoming Chief Executive Officer of Magnera.

“As Chair of Glatfelter’s Board of Directors, I have had the privilege of working alongside a very dedicated and talented group of directors during my time on the Board. I want to express my deep appreciation to my fellow directors for their many contributions and exceptional leadership throughout their tenure, always focused on prioritizing shareholder interests while providing trusted oversight to the Glatfelter management team,” said Kevin Fogarty, current Non-Executive Chair of the Glatfelter Board and incoming Non-Executive Chair of the Magnera Board.

“Since joining Glatfelter in 2022, I have greatly appreciated the support and valuable insights provided by the Glatfelter Board of Directors as our team navigated a very challenging business environment. Their active engagement has been instrumental in shaping our strategy and positioning Glatfelter for long-term success as we prepare for the next chapter in our history,” stated Thomas Fahnemann, Glatfelter’s President and Chief Executive Officer.

Additional information about each Magnera director designee can be found below:

KEVIN M. FOGARTY will serve as the Non-Executive Chair of Magnera.  Fogarty joined Glatfelter’s Board in 2012 and has served as Glatfelter’s Non-Executive Chair of the Board since August 2022. He retired as President, Chief Executive Officer and Director of Kraton Corporation, Inc. (“Kraton”), a leading global sustainable producer of specialty polymers and high-value bio-based products, following its sale to DL Chemical in March 2022.  Before joining Kraton in 2005, Fogarty spent 14 years with the Koch Industries, Inc. family of companies, where he held a variety of roles, including President for Polymer and Resins at Invista and President of KoSa’s Polymer and Intermediaries business. Fogarty serves as non-executive Chair of the Board of Directors of Ecovyst Inc. (NYSE: ECVT), a leading integrated and innovative global provider of specialty catalysts and services. Fogarty is also a director of OPAL Fuels Inc. (NASDAQ: OPAL), a vertically integrated producer and distributor of renewable natural gas (RNG). He previously served on the Board of Directors of the American Chemistry Council from 2017 through 2022.

Mr. Fogarty has significant experience with manufacturing, international operations, strategic partnerships, public company accounting and financial reporting, and new product development in addition to his experience with strategic planning, operations, risk management, and corporate governance.  He has more than ten years of experience as a director of public companies.

CURTIS (CURT) L. BEGLE will serve as the Chief Executive Officer of Magnera.  He is currently President of the Health, Hygiene and Specialties Division at Berry Global (NYSE: BERY), one of its four business units. Begle is now leading a $3.4 billion global business within Berry Global. Joining in 1999, Begle has spent his entire career with Berry Global. Rising through various positions of increasing responsibility in sales and leadership, he served as President of Berry’s Rigid Closed Top Division from 2009 to 2014 and President of the Engineered Materials Division from 2014 through 2018. Begle has served on the Board of Directors and Executive Committee for the Flexible Packaging Association since 2016 and served as its Chairperson from 2019 to 2021. Begle is also a committed member of the Evansville, Indiana community. He is the current Chairman of the Evansville Regional Economic Partnership, for which he has been a board member since 2016. He has also been appointed to the Evansville Promise Neighborhood Sustainability Council. Begle has served on the Board of Directors for Deaconess Health Systems since 2019. Additionally in 2019, Begle joined the Board of Trustees for the University of Evansville, his alma mater.

Mr. Begle has extensive and long-tenured involvement in the consumer packaging and engineered materials industry. His experience includes leadership of global commercial, operations, supply chain, human resources, and innovation.

BRUCE BROWN is a current member of Glatfelter’s Board, which he joined in 2014. He retired in 2014 from his position as the Chief Technology Officer of Procter & Gamble, Inc. (“P&G”), a publicly traded consumer goods company. With 34 years of experience at P&G, Brown’s responsibilities included leadership for P&G’s Innovation and Technology Program and Global Research & Development. Globally recognized as an innovation thought leader, Brown previously served on the Board of Directors for Nokia Corporation (NYSE: NOK) from 2012 to 2023 and was the chair of its Personnel Committee. Brown was also a director of Medpace Holdings, Inc. (Nasdaq: MEDP) from 2016 to 2019.

Mr. Brown is a proven leader in innovation, global expansion, and organizational leadership development and he has familiarity with a number of the combined company’s products and materials.  He brings over three decades of business-building experience to the Board and has more than ten years of experience as a director of public companies.

MICHAEL (MIKE) S. CURLESS is an industry veteran in commercial real estate spanning the industrial, office, retail, healthcare, and data center sectors. From 1995 to 2000 and again from 2010 to 2023, Curless was employed at Prologis, a top 75 company in the S&P 500 with over 1 billion square feet in 19 countries. He originally served as the founding market officer for the Indianapolis and St. Louis operations. He rejoined Prologis on the executive team as the Global Chief Investment Officer with additional responsibility for all customer-related activity. Curless further chaired the Prologis Investment Committee. In 2019, he served as Prologis’ first Chief Customer Officer. From 2000 to 2010, Curless was the President and one of four principals at Lauth Property Group, a privately held, national construction and development firm. In this role, he had overall responsibility for operations, development and asset management for the firm. In his early career, Curless served as an associate with the Trammell Crow Company and as a financial analyst with General Electric Company. Curless is a former member of the Young Presidents’ Organization and is currently active with Indiana University in multiple capacities. He also serves on the Investment Committee for Sample Gates Management, LLC and is a director for the Western Golf Association, specifically focused on development of Evans Scholar recipients.

Mr. Curless has executive level experience in both private and public companies at the highest level within the organizations. He is a proven leader in the international real estate industry with key experience in corporate strategy, capital markets, human resources, customer experience, and corporate transformation.

THOMAS M. FAHNEMANN joined Glatfelter’s Board in 2022. He has served as Glatfelter’s President and Chief Executive Officer since August 2022. Since 2017, Fahnemann has been a member of the Board of Directors and Chair of the Audit Committee for AustroCel Hallein, a producer of pulp and bio-energy. From 2010 to 2017, Fahnemann served as the Chief Executive Officer and Chairman of the Management Board of Semperit Holding AG, a global manufacturer of industrial polymer products and solutions. Prior to 2010, he held leadership roles in various fiber- and chemical-based businesses, including serving as Chief Executive Officer and Chairman of the Management Board, RHI AG; Chief Executive Officer and Chairman of the Management Board, Lenzing AG; and Vice President, General Manager, KoSa (Koch Industries).

Mr. Fahnemann has significant experience leading worldwide operations, including international and domestic sales, marketing, research and development, global supply chain, information technology, and corporate program management, overseeing legal and human resource functions, and leading strategy development.

SAMANTHA (SAM) J. MARNICK provides operational and business consulting services on strategy, acquisition targets, contract negotiations, turnarounds/divestures, supply chain, operations, human capital, and labor relations issues. Additionally, she provides senior executive coaching. In her most recent corporate role, she was the Chief Operating Officer, President Commercial for Spirit AeroSystems (NYSE: SPR), a global aerostructures supplier with $6B in 2023 revenues and 18,000 employees across US, Europe, and Asia. Before leaving Spirit in 2023, she had primary responsibility for the commercial business (approximately $5 billion in revenue) and had global corporate responsibility for operational metrics, make-buy-where, supply chain, logistics, facilities footprint, and advanced manufacturing. Prior key functional roles at Spirit included Chief Administrative Officer and Chief Human Resource Officer. Before joining Spirit in 2006, she spent most of her career in management consulting focused on human capital, communication, and change management consulting with Mercer Human Resource Consulting in Europe and the US; Watson Wyatt Worldwide in the UK; and as a Civil Servant for the UK’s Department of Health and Social Security. Since 2018, she has served as a board member for InTrust Bank (privately held) and as of 2024, as a board member for Latecoere (French, publicly traded). She also previously served as a board member for the US Chamber (Non-Profit), and as a Company Trustee (representing Spirit) on the IAM National Multi Employer Pension Fund.

Ms. Marnick is a high-achieving global leader with an exceptional career record in P&L operations, human resources, and communication consulting. Her prior experience includes executive compensation, global human resources strategy and transformation, mergers and acquisitions, regulatory compliance, risk management, supply chain, and sustainability.

CARL J. (RICK) RICKERTSEN is currently the managing partner of Pine Creek Partners, a private equity investment firm based in Washington, D.C., a position he has held since 2004. He has worked in private equity for over 25 years. Prior to founding Pine Creek Partners, Rickertsen was Chief Operating Officer and Managing Partner of Thayer Capital Partners from 1998 to 2004. Rickertsen was a founding partner of three Thayer investment funds and is a published author. Currently, he serves on the following public company boards:  Hut8 (NASDAQ: HUT) since 2024; Berry Global (NYSE: BERY) since 2013; Apollo Diversified Services (NYSE: ADS) since 2011; and MicroStrategy (NASDAQ: MSTR) since 2002. Rickertsen previously served on the boards of Noranda Corporation, Convera Corporation, UAP Holding Corp., and Homeland Security Capital Corporation.

Mr. Rickertsen is a recognized expert in management buyouts and mergers. He has further extensive experience in mergers and acquisitions, capital markets, finance, corporate strategy, corporate governance, executive compensation, and regulatory/compliance.   He has more than 20 years of experience as a director of public companies.

THOMAS (TOM) E. SALMON is the retired Chief Executive Officer and Chairman of Berry Global (NYSE: BERY), a Fortune 250 company and leading global manufacturer of rigid, flexible, and nonwoven packaging, protection and adhesive products with 200+ locations and ~40,000 associates worldwide and sales of nearly $13 billion. Salmon joined Berry Global in 2007. During his 16 years at Berry Global, he served in a number of leadership roles, including President and Chief Operating Officer, as well as President of its Consumer Packaging, Rigid Closed Top, and Engineered Materials divisions. Under Salmon’s leadership, Berry Global became a founding member of the Alliance to End Plastic Waste, and in 2021, he was appointed as an officer for the organization. In 2022, Salmon joined the American Chemistry Council’s Plastics Division Operating Committee leadership team as the Value Chain Committee Chair. Under his leadership, and through a number of initiatives and key customer collaborations, Salmon elevated Berry Global as a sustainability leader with its size, scale and influence across the value chain in creating a more circular, low-carbon economy. Before joining Berry Global, Salmon began his manufacturing career in sales with Honeywell International, successfully progressing through regional, national, and global sales management roles, and ultimately becoming General Manager. After leaving Honeywell, Salmon served as President of TYCO International Ltd Adhesives and later President of Covalence Specialty Adhesives LLC. Since 2018, Salmon has served on the Board of Directors of Old National Bank. He also serves in various community roles.

Mr. Salmon is an industry leader with extensive experience in consumer packaging, including global commercial, operations, and supply chain management. His leadership experience also extends to corporate strategy, capital markets, sustainability, executive compensation, transformation, and mergers and acquisitions. He has over five years’ experience serving as a public company director.

Cautionary Statement Concerning Forward-Looking Statements

Statements in this release that are not historical, including statements relating to the expected timing, completion and effects of the proposed transaction between Berry Global Group, Inc., a Delaware corporation (“Berry”), and Glatfelter Corporation, a Pennsylvania corporation (“Glatfelter” or the “Company”), are considered “forward-looking” within the meaning of the federal securities laws and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “outlook,” “anticipates” or “looking forward,” or similar expressions that relate to strategy, plans, intentions, or expectations. All statements relating to estimates and statements about the expected timing and structure of the proposed transaction, the ability of the parties to complete the proposed transaction, benefits of the transaction, including future financial and operating results, executive and Board transition considerations, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts are forward-looking statements. In addition, senior management of Berry and Glatfelter, from time to time may make forward-looking public statements concerning expected future operations and performance and other developments.

Actual results may differ materially from those that are expected due to a variety of factors, including, without limitation: the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed transaction; the risk that Glatfelter shareholders may not approve the transaction proposals; the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated or may be delayed; risks that any of the other closing conditions to the proposed transaction may not be satisfied in a timely manner; risks that the anticipated tax treatment of the proposed transaction is not obtained; risks related to potential litigation brought in connection with the proposed transaction; uncertainties as to the timing of the consummation of the proposed transaction; unexpected costs, charges or expenses resulting from the proposed transaction; risks and costs related to the implementation of the separation of the business, operations and activities that constitute the global nonwovens and hygiene films business of Berry (the “HHNF Business”) into Treasure Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Berry (“Spinco”), including timing anticipated to complete the separation; any changes to the configuration of the businesses included in the separation if implemented; the risk that the integration of the combined company is more difficult, time consuming or costly than expected; risks related to financial community and rating agency perceptions of each of Berry and Glatfelter and its business, operations, financial condition and the industry in which they operate; risks related to disruption of management time from ongoing business operations due to the proposed transaction; failure to realize the benefits expected from the proposed transaction; effects of the announcement, pendency, or completion of the proposed transaction on the ability of the parties to retain customers and retain and hire key personnel and maintain relationships with their counterparties, and on their operating results and businesses generally; and other risk factors detailed from time to time in Glatfelter’s and Berry’s reports filed with the Securities and Exchange Commission (“SEC”), including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and other documents filed with the SEC. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the registration statements, proxy statement/prospectus, and other documents that will be filed with the SEC in connection with the proposed transaction. The foregoing list of important factors may not contain all of the material factors that are important to you. New factors may emerge from time to time, and it is not possible to either predict new factors or assess the potential effect of any such new factors. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available as of the date hereof. All forward-looking statements are made only as of the date hereof and neither Berry nor Glatfelter undertake any obligation to update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as otherwise required by law.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction between Berry and Glatfelter. In connection with the proposed transaction, Berry and Glatfelter intend to file relevant materials with the SEC, including a registration statement on Form S-4 by Glatfelter that will contain a proxy statement/prospectus relating to the proposed transaction. In addition, Spinco expects to file a registration statement in connection with its separation from Berry. This communication is not a substitute for the registration statements, proxy statement/prospectus, or any other document which Berry and/or Glatfelter may file with the SEC. STOCKHOLDERS OF BERRY AND GLATFELTER ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain copies of the registration statements and proxy statement/prospectus (when available) as well as other filings containing information about Berry and Glatfelter, as well as Spinco, without charge, at the SEC’s website, www.sec.gov. Copies of documents filed with the SEC by Berry or Spinco will be made available free of charge on Berry’s investor relations website at www.ir.berryglobal.com. Copies of documents filed with the SEC by Glatfelter will be made available free of charge on Glatfelter's investor relations website at www.glatfelter.com/investors.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and does not constitute an offer to sell, or the solicitation of an offer to sell, subscribe for or buy, or a solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, sale, or solicitation would be unlawful, prior to registration or qualification under the securities laws of any such jurisdiction. No offer or sale of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Participants in Solicitation

Berry and its directors and executive officers, and Glatfelter and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Glatfelter common stock and/or the offering of securities in respect of the proposed transaction. Information about the directors and executive officers of Berry, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth under the caption “Security Ownership of Beneficial Owners and Management” in the definitive proxy statement for Berry’s 2024 Annual Meeting of Stockholders, which was filed with the SEC on January 4, 2024 (www.sec.gov/ixviewer/ix.html?doc=/Archives/edgar/data/0001378992/000110465924001073/tm2325571d6_def14a.htm). Information about the directors and executive officers of Glatfelter including a description of their direct or indirect interests, by security holdings or otherwise, is set forth under the caption “Security Ownership of Certain Beneficial Owners and Management” in the proxy statement for Glatfelter's 2024 Annual Meeting of Shareholders, which was filed with the SEC on March 26, 2024 (www.sec.gov/ix?doc=/Archives/edgar/data/0000041719/000004171924000013/glt-20240322.htm). In addition, Curt Begle, the current President of Berry’s Health, Hygiene and Specialties Division, will be appointed as Chief Executive Officer, James M. Till, the current Executive Vice President and Controller of Berry, will be appointed as Executive Vice President, Chief Financial Officer and Treasurer, and Tarun Manroa, the current Executive Vice President and Chief Strategy Officer of Berry, will be appointed as Executive Vice President, Chief Operating Officer, of the combined company. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available.

About Berry

At Berry Global Group, Inc. (NYSE: BERY), we create innovative packaging solutions that we believe make life better for people and the planet. We do this every day by leveraging our unmatched global capabilities, sustainability leadership, and deep innovation expertise to serve customers of all sizes around the world. Harnessing the strength in our diversity and industry-leading talent of over 40,000 global employees across more than 250 locations, we partner with customers to develop, design, and manufacture innovative products with an eye toward the circular economy. The challenges we solve and the innovations we pioneer benefit our customers at every stage of their journey. For more information, visit our website, or connect with us on LinkedIn or Twitter. (BERY-F)

About Glatfelter

Glatfelter is a leading global supplier of engineered materials with a strong focus on innovation and sustainability. The Company’s high-quality, technology-driven, innovative, and customizable nonwovens solutions can be found in products that are Enhancing Everyday Life®. These include personal care and hygiene products, food and beverage filtration, critical cleaning products, medical and personal protection, packaging products, as well as home improvement and industrial applications. Headquartered in Charlotte, NC, the Company’s 2023 revenue was $1.4 billion with approximately 2,980 employees worldwide. Glatfelter’s operations utilize a variety of manufacturing technologies including airlaid, wetlaid and spunlace with fifteen manufacturing sites located in the United States, Canada, Germany, France, Spain, the United Kingdom, and the Philippines. The Company has sales offices in all major geographies serving customers under the Glatfelter and Sontara® brands. Additional information about the Company may be found on our website at www.glatfelter.com or connect with us on LinkedIn.

Contacts

Glatfelter Corporation:

Investor Contact

Ramesh Shettigar

(717) 225-2746

ramesh.shettigar@glatfelter.com

Media Contact

Eileen L. Beck

(717) 225-2793

eileen.beck@glatfelter.com

Berry Global, Inc.:

Investor Contact

Dustin Stilwell
VP, Investor Relations
+1 812.306.2964
ir@berryglobal.com

Global Media Contact
Anna Raben

Global Communications Manager

+1 (812) 492-1387

mediarelations@berryglobal.com